     Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS SECOND QUARTER NET LOSS OF $368 MILLION
OR ($1.20) PER DILUTED SHARE

Second Quarter Results
	2020	2019	YOY Change
Total loans, end of period (in billions)	$88.9	$90.2	(1%)
Total revenue net of interest expense (in millions)	$2,662	$2,852	(7%)
Total net charge-off rate	3.44%	3.22%	22 bps
Net income/(loss) (in millions)	($368)	$753	(149%)
Diluted EPS	($1.20)	$2.32	(152%)

Riverwoods, IL, July 22, 2020 - Discover Financial Services (NYSE: DFS) today reported a net loss of $368 million or ($1.20) per diluted share for the second quarter of 2020, as compared to net income of $753 million or $2.32 per diluted share for the second quarter of 2019. The current quarter results included a $1.3 billion addition to the allowance for credit losses.

“Given the unprecedented environment, I am pleased with our execution this quarter.” Said Roger Hochschild, CEO and President of Discover.  “The increase in reserves reflects economic deterioration since the first quarter, and we continue to be conservative in our credit management.   We are also remaining disciplined in expense management but continuing the investments in capabilities that will allow us to return to growth once the economic outlook improves.”

Segment Results:

Direct Banking

Direct Banking pretax loss of $484 million for the quarter was $1.4 billion lower than pretax income for the prior year period driven by an increase in the provision for credit losses and lower net interest income partially offset by lower operating expenses.

Total loans ended the quarter at $88.9 billion, down 1% year-over-year. Credit card loans ended the quarter at $70.2 billion, down 3% year-over-year. Personal loans decreased $98 million, or 1%, year-over-year. Private student loans increased $355 million, or 4%, year-over-year. The organic student loan portfolio, which excludes purchased loans, increased $692 million, or 9% year-over-year.

Net interest income for the quarter decreased $141 million, or 6%, from the prior year period, primarily driven by net interest margin compression. Net interest margin was 9.81%, down 66 basis points versus the prior year period. Card yield was 12.34%, a decrease of 110 basis points from the prior year period primarily driven by prime rate decreases partially offset by favorable portfolio mix. Interest expense as a percent of total loans decreased 73 basis points from the prior year period, primarily as a result of lower market rates.

The overall net charge-off rate was higher primarily due to the seasoning of recent years' loan growth. The credit card net charge-off rate was 3.90%, up 41 basis points from the prior year and up 25 basis points from the prior quarter. The 30+ day delinquency rate for credit card loans was 2.17%, down 17 basis points year-over year and down 45 basis points from the prior quarter. The student loan net charge-off rate was 0.62%, up 1 basis point from the prior year and down 6 basis points from the prior quarter. The personal loans net charge-off rate of 3.43% was down 90 basis points from the prior year and down 16 basis points from the prior quarter.

Provision for credit losses of $2.0 billion increased $1.3 billion from the prior year period driven by the impact of a higher reserve build and higher net charge-offs. The reserve build for the second quarter of 2020 was $1.3 billion, compared to a reserve build of $69 million in the second quarter of 2019. This quarter’s reserve build reflects an updated macroeconomic outlook which assumes peak unemployment of 16% recovering to 11% by the end of 2020.

Total operating expenses were down $57 million year-over year primarily driven by decreased marketing expense, partially offset by higher employee compensation and information processing. Marketing decreased driven by reductions in brand and acquisition expense. Employee compensation increased as a result of higher average salaries and headcount. Information processing increased reflecting ongoing investments in technology capabilities and infrastructure.

Payment Services

Payment Services pretax income was $23 million in the quarter, down $23 million year-over-year. Higher revenue driven by a $44 million one-time gain on the sale of equity investments was partially offset by increased expenses, reflecting a $59 million intangible impairment charge resulting from a steep reduction in T&E spend impacting the Diners business.

Payment Services volume was $64.5 billion, up 4% year-over-year. PULSE dollar volume was up 12% year-over-year driven by higher average spend per transaction related to the pandemic, the impact of stimulus funds available to consumers and growth in e-commerce transactions. Network Partners volume increased by 22% year-over-year driven by AribaPay.

Share Repurchases

The company suspended its share repurchase program in March 2020 in response to the economic environment at that time. The share repurchase program remains suspended. Shares of common stock outstanding were flat to the prior quarter.

Adoption of Accounting Standard for Measurement of Credit Losses

The company’s results for the second quarter of 2020 reflect the January 1, 2020 adoption of Accounting Standards Update No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments for the Company (the “ASU”). For purposes of calculating the company’s regulatory capital, the company has elected to defer recognition of the estimated impact of the ASU on regulatory capital for two years in accordance with the interim final rule adopted by federal bank regulatory agencies on March 27, 2020. Pursuant to the interim final rule, the estimated impact of the ASU on regulatory capital will be phased in over a three year period beginning in 2022.

Conference Call and Webcast Information

The company will host a conference call to discuss its second quarter results on Thursday, July 23, 2020, at 7:00 a.m. Central time. Interested parties can listen to the conference call via a live audio webcast at https://investorrelations.discover.com.

About Discover

Discover Financial Services (NYSE: DFS) is a digital banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America's cash rewards pioneer, and offers private student loans, personal loans, home loans, checking and savings accounts and certificates of deposit through its banking business. It operates the Discover Global Network comprised of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.
Contacts:
Investors:
Craig Streem, 224-405-5923
craigstreem@discover.com
Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC's website (http://www.sec.gov) and the company's website (https://investorrelations.discover.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the effect of the coronavirus disease 2019 ("COVID-19") pandemic and measures taken to mitigate the pandemic, including their impact on our credit quality and business operations as well as their impact on general economic and financial markets, changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to tax reform, financial regulatory reform, consumer financial services practices, anti-corruption, and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company's ability to manage its expenses; the company's ability to successfully achieve card acceptance across its networks and maintain relationships with network participants; the company's ability to sustain and grow its non-card products; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; the company's ability to manage its credit risk, market risk, liquidity risk, operational risk, compliance and legal risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company's investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; limits on the company's ability to receive payments from its subsidiaries; fraudulent activities or material security breaches of key systems; the company's ability to remain organizationally effective; the company's ability to increase or sustain Discover card usage or attract new customers; the company's ability to maintain relationships with merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; the company's ability to introduce new products or services; the company's ability to manage its relationships with third-party vendors; the company's ability to maintain current technology and integrate new and acquired systems; the company's ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company's ability to attract and retain employees; the company's ability to protect its reputation and its intellectual property; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company's results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business - Competition,” “Business - Supervision and Regulation” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended December 31, 2019, "Risk Factors" and “Management's Discussion & Analysis of Financial Condition and Results of Operations” in the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is filed with the SEC and available at the SEC's internet site (http://www.sec.gov) and subsequent reports on Forms 8-K and 10-Q, including the company's Current Report on Form 8-K filed today with the SEC.